                                                                     EXHIBIT 2.3


                                   AGREEMENT
                                   ---------

     AGREEMENT, dated as of January 25, 1999, by and among United Internet Technologies, Inc. (formerly known as United Leisure Interactive, Inc.) ("Seller"), Netcruise Interactive, Inc. ("Purchaser" or "Netcruise"), Genisys Reservation Systems, Inc. ("Genisys") and United Leisure Corporation ("ULC").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement dated as of June 30, 1998 (the "Asset Purchase Agreement"), pursuant to which Seller sold to Purchaser, and Purchaser purchased from Seller, all of Seller's right, title and interest in and to (i) the License, and (ii) the assets owned by Seller and described in Exhibit B attached to the Asset Purchase Agreement (collectively, the "Transaction"); and

     WHEREAS, the parties hereto are parties to that certain Agreement dated as of October 28, 1998 (the "Amendment Agreement"), the purpose of which is to amend certain provisions of the Asset Purchase Agreement and to provide for such other matters as therein provided; and

     WHEREAS, the parties desire to modify and amend further certain provisions of the Asset Purchase Agreement and the Amendment Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. All capitalized terms not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement or the Amendment Agreement, as the case may be.

     2. Paragraph 4 of the Amendment Agreement, entitled "Shareholders Meeting", is hereby amended by deleting the third full paragraph thereof in its entirety. For purposes of clarification only, said deleted paragraph is set forth below:

     "If, for any reason whatsoever, the aforesaid 1,100,000 Shares and the Warrants are not issued to Netcruise on or before June 30, 1999, then, in addition to any and all other rights and remedies available to United, at United's option, up to four (4) members of the Board of Directors of Genisys ("Board"), which members shall be selected buy United, shall forthwith resign and, concurrently therewith, all of the remaining members of the Board shall elect those persons chosen by United to replace them. By their signatures below, those shareholders of Genisys who are also members of the Board agree to take such action as to carry out the terms of this provision."

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     3.   Notwithstanding anything else contained in the Asset Purchase
Agreement or the Amendment Agreement to the contrary, in the event that the shareholders of Genisys (not including Seller who shall not vote on the matter) do not approve, at a Meeting of Shareholders properly noticed and duly called and at which such shareholders' votes have been solicited pursuant to a Proxy Statement under the Proxy Rules adopted by the Securities and Exchange Commission, both (i) the acquisition of the Assets and (ii) the issuance to Seller of the 1,100,000 shares of Genisys Common Stock which were not subject to the Return and the Warrants, such negative vote shall be deemed a "Shareholder Termination."

     4. In the event of a Shareholder Termination, the Transaction shall be Unwound. For purposes of this Agreement, the term "Unwound" or "Unwinding" shall mean one or more acts, transactions or closings, to be accomplished as soon as reasonably practicable following a Shareholder Termination, the cumulative effect of which is that all of the following shall occur:

     a.   All of the Assets shall be returned by Purchaser to Seller;

     b. Seller shall return to Genisys a stock certificate representing the Retained Shares;

     c. Seller shall return to Genisys a stock certificate representing the United Preferred Shares;

     d. Brian Shuster shall return the warrants issued to him by Genisys pursuant to Paragraph 5 of the Asset Purchase Agreement;

     e. Harry Shuster shall resign as a director of Genisys and Chairman of Netcruise and from all other offices he holds with either Genisys or Netcruise;

     f. Brian Shuster shall resign as a director of Genisys and President of Netcruise, and from all other offices he holds with either Genisys or Netcruise;

     g. Brian Shuster's consulting fee of $5,000 per month shall be prorated to the date of his resignation as President of Netcruise and shall cease as of such date;

     h. the services of Robert Eady shall cease to be provided to Purchaser and Genisys;

     i. Subject to obtaining the required consent of the Landlord (as defined below), Purchaser shall assign to Seller that certain Commercial Lease dated March 1, 1996 between Seller and 1990 Westwood Blvd., Inc. (the "Landlord"), pertaining to the office premises at 1990 Westwood Boulevard, Los Angeles, California;

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     j.   Genisys and Purchaser will return to ULC and Seller all documents
(including all copies thereof), including without limitation "due diligence" material and all other confidential material, previously delivered by ULC or Seller to Genisys or Purchaser;

     k. ULC and Seller will return to Genisys and Purchaser all documents (including all copies thereof), including without limitation "due diligence" material and all other confidential material, previously delivered by Genisys or Purchaser to ULC or Seller; and

     l. The noncompetition clause contained in Paragraph 9 of the Asset Purchase Agreement shall be null and void.

In the event of a Shareholder Termination, the parties agree to cooperate fully with each other, including without limitation executing all such certificates, instruments and other documents, and giving all such consents, as may be necessary or reasonably requested to effect the Unwinding. The cost of the Unwinding (including, without limitation, attorneys' fees and expenses), shall be borne by Genisys pursuant to Paragraph 5 of the Amendment Agreement.

     5. In the event of a Shareholder Termination and following the Unwinding of the Transaction, Genisys shall have an option (the "Option") until September 30, 1999 (the "Termination Date") to again seek and obtain approval of the Transaction by Genisys' shareholders on the same terms and conditions as originally agreed to pursuant to the Asset Purchase Agreement, as amended by the Amendment Agreement and this Agreement. Such shareholder approval shall be obtained in accordance with all requirements of the Securities and Exchange Commission (the "Commission") and The Nasdaq Stock Market, Inc. ("Nasdaq"). Genisys shall indicate its desire to exercise the Option pursuant to this Paragraph 5 by providing written notice to Seller and ULC within ten business days following the completion of the Unwinding of the Transaction. In the event that Genisys exercises the Option, the parties agree to cooperate fully with each other, including without limitation executing all such certificates, instruments and other documents, and giving all such consents, as may be necessary or reasonably requested to effect the Transaction pursuant to the Option. However, notwithstanding anything contained in the Asset Purchase Agreement, the Amendment Agreement or herein to the contrary, the Transaction shall not close pursuant the Option until and unless the Genisys shareholders lawfully approve the Transaction on or before the Termination Date in compliance with all requirements of the Commission and Nasdaq. The cost of consummating the Transaction pursuant to the Option under this Paragraph 5 (including, without limitation, attorneys' fees and expenses), shall be borne by Genisys pursuant to Paragraph 5 of the Amendment Agreement.

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     6.   Exhibit E to the Asset Purchase Agreement is hereby amended in its entirety to read as follows:

     "The undersigned agrees to execute an agreement restricting the sale of the securities issued by the Company acquired in this transaction. Such restriction shall be for a period of 24 months from the date of this agreement, June 30, 1998."

     7. All other provisions of the Asset Purchase Agreement and the Amendment Agreement not inconsistent with the provisions hereof shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.


UNITED LEISURE CORPORATION          UNITED INTERNET TECHNOLOGIES,
                                    INC. (formerly known as United
                                    Leisure Interactive, Inc.)


By  /s/ Harry Shuster               By  /s/ Harry Shuster
   ----------------------------        ---------------------------
     Harry Shuster                       Harry Shuster
Title: Chairman and Chief           Title: Chairman and Chief
   Executive Officer                      Executive Officer


GENISYS RESERVATION SYSTEMS, INC.   NETCRUISE INTERACTIVE, INC.


By  /s/ Lawrence E. Burk            By  /s/ Lawrence E. Burk
   ----------------------------        ---------------------------
     Lawrence E. Burk                    Lawrence E. Burk
Title: Chairman and Chief           Title: Chairman and Chief
   Executive Officer                      Executive Officer



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